Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Ralcorp Holdings, Inc. of our report dated September 26, 2007 relating to the financial statements of Vail Resorts, Inc., which appears in the Ralcorp Holdings, Inc. Annual Report on Form 10-K for the year ended September 30, 2007.

/s/ PricewaterhouseCoopers LLP

Denver, CO

May 22, 2008